Exhibit 99.1

TMC Announces Appointment of Michael Hess and Alex Spiro to its Board of Directors

-	Michael Hess, an experienced investor and operator in the energy sector, brings deep networks and expertise in financing and developing businesses focused on the U.S. energy supply chain
-	Alex Spiro, a high-profile U.S. attorney and investor, joins with extensive regulatory, governance and capital markets experience across sectors including energy, technology, and mining
-	Appointments strengthen TMC’s Board as the Company executes on its U.S. strategy and accelerates progress toward commercial recovery of polymetallic nodules in international waters under the existing U.S. seabed mining code

NEW YORK – June 16, 2025 – TMC the metals company Inc. (Nasdaq: TMC) (TMC or the Company), a leading explorer of the world’s largest undeveloped resource of critical metals essential to energy, defense, manufacturing, and infrastructure, today announced the appointment of Michael Hess and Alex Spiro to its Board of Directors as it advances its plans to begin commercial recovery of polymetallic nodules in international waters under the existing U.S. Deep-Seabed Hard Mineral Resources Act of 1980 and implementing regulations.

An experienced investor and operator with a focus on the U.S. energy supply chain, Michael Hess brings over 15 years of experience evaluating, financing and developing energy infrastructure, logistics and services businesses. Having started his career in the energy groups at Goldman Sachs and KKR, Hess then co-founded the Bison Companies, where he has helped lead the companies’ efforts in strategy, finance and business development across Bison’s portfolio—spanning oil and gas development, water infrastructure, and payments for the U.S. energy supply chain. He currently serves as the Chief Investment Officer of Hess Capital, a private and public investment arm of the Hess family.

Following his appointment, Hess commented: “I have been closely following the critical minerals space, looking for opportunities that align with America’s strategic interests. TMC is uniquely positioned to help unlock a multi-generational domestic supply of key metals, and I look forward to contributing to the Board as the company advances toward commercial production and helps chart a new course for U.S. mineral independence.”

Alongside Mr. Hess, TMC also announced the appointment of a well-known litigator and investor Alex Spiro to its Board. Mr. Spiro has spent more than a decade representing and advising major corporations and their Chief Executives on high-priority issues. Mr. Spiro has represented numerous high-profile clients across sectors and is widely regarded for his work in complex litigation. Beyond his legal practice, he is an active investor and advisor to technology, mining, and energy companies, and brings broad expertise in corporate governance, public markets, and regulatory affairs.

Mr. Spiro commented: “As TMC advances its U.S.-based strategy to unlock a new domestic source of critical minerals, I’m pleased to join the Board at such a pivotal moment. My background in law and regulatory matters aligns well with the Company’s focus on navigating a complex legal landscape in expedited fashion while staying firmly grounded in science, transparency, and compliance.”

Gerard Barron, Chairman and CEO of TMC, commented: “As we move into this next phase of execution focused on the U.S. market, I’m delighted to welcome Michael and Alex to our Board. Michael brings a strong network and experience as an investor and operator in the U.S. energy market, and his strategic insight and relationships across the U.S. will be invaluable as we build toward commercial operations. Alex’s deep legal expertise, capital markets experience, and sharp counsel are already proving to be significant assets to the Company as we work with NOAA to advance our applications and the new Administration.”

The appointments follow TMC’s recently announced U.S. commercial permit application and come as the Company builds momentum in response to a new Executive Order designating seabed minerals as critical to U.S. national, economic, and energy security and authorizing the expediting of the permitting process.

About The Metals Company

The Metals Company is an explorer of lower-impact critical metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for energy, defense, manufacturing and infrastructure with net positive impacts compared to conventional production routes and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company has conducted more than a decade of research into the environmental and social impacts of offshore nodule collection and onshore processing. More information is available at www.metals.co.

Contacts
Media | media@metals.co
Investors | investors@metals.co

Forward-Looking Statements

This press release contains “forward-looking statements” and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. securities laws. These statements may be identified by words such as “believes,” “expects,” “may,” “plans,” “will,” “should,” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s strategy to commence commercial production of polymetallic nodules in international waters under the U.S. Deep Seabed Hard Mineral Resources Act (DSHMRA), its ability to help unlock a new domestic supply of key metals, its progress on regulatory engagement with NOAA, and its ability to navigate a complex legal landscape in an expedited and compliant manner. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: risks relating to the outcome and timing of regulatory reviews by NOAA under DSHMRA; the ability to obtain an exploitation contract from the ISA or permits from the U.S. government; risks related to the Company’s potential dual-path permitting strategy; changes in environmental, mining and other applicable laws and regulations; other regulatory uncertainties and the impact of government regulation or political developments on the Company’s activities; legal or jurisdictional challenges to the Company’s rights or proposed operations in international waters; the Company’s ability to develop sufficient data to support permit applications and satisfy environmental requirements; and other risks and uncertainties, any of which could cause actual results to differ from those expressed or implied in the forward-looking statements and the other risk factors that are described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 27, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025. Forward-looking statements are based on current expectations and assumptions and reflect the Company’s views as of the date hereof. The Company undertakes no obligation to update any forward-looking statements contained herein, whether as a result of new information, future events, changed circumstances or otherwise, except as required by law.